                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

                           Dated as of April 21, 1995

                                 By and Between


                               PLASTI-LINE, INC.

                                      AND

                     THIRD NATIONAL BANK OF EAST TENNESSEE







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                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

ARTICLE I       DEFINITIONS
        1.01    Definitions . . . . . . . . . . . . . . . . . . . . .    1
        1.02    Accounting Terms. . . . . . . . . . . . . . . . . . .    8

ARTICLE II      AMOUNT AND TERMS OF LOANS
        2.01    Commitments and Revolving Credit Notes. . . . . . . .    8
        2.02    Interest on Revolving Credit Notes. . . . . . . . . .    9
        2.03    Method of Borrowing Under the Commitments . . . . . .    9
        2.04    Selection of Successive Interest Rates and Interest
                Periods . . . . . . . . . . . . . . . . . . . . . . .   10
        2.05    Revolving Credit Note Interest Payment Dates. . . . .   11
        2.06    Prepayment of Borrowings Under the Commitments. . . .   11
        2.07    Revolving Credit Period; Termination Date . . . . . .   11
        2.08    Use of Proceeds . . . . . . . . . . . . . . . . . . .   12
        2.09    Commitment Fee. . . . . . . . . . . . . . . . . . . .   12
        2.10    Term Note . . . . . . . . . . . . . . . . . . . . . .   12
        2.11    Accrual of Interest on Term Notes . . . . . . . . . .   13
        2.12    Repayment of Term Note. . . . . . . . . . . . . . . .   13
        2.13    Term Note Interest Payment Dates. . . . . . . . . . .   13
        2.14    Prepayment of Term Note . . . . . . . . . . . . . . .   14
        2.15    Illegality. . . . . . . . . . . . . . . . . . . . . .   14
        2.16    Increased Costs . . . . . . . . . . . . . . . . . . .   14


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        2.17    Failure to Complete Borrowings . . . . . . . . . . . .  15
        2.18    Capital Adequacy . . . . . . . . . . . . . . . . . . .  15
        2.19    Survival . . . . . . . . . . . . . . . . . . . . . . .  16
        2.20    Deemed to Have Funded by Purchase of
                LIBOR Deposits . . . . . . . . . . . . . . . . . . . .  16
        2.21    Making of Payments . . . . . . . . . . . . . . . . . .  16
        2.22    Default Rate of Interest . . . . . . . . . . . . . . .  16
        2.23    Intentionally Omitted. . . . . . . . . . . . . . . . .  17
        2.24    Intentionally Omitted. . . . . . . . . . . . . . . . .  17
        2.25    Calculation of Interest. . . . . . . . . . . . . . . .  17
        2.26    Intentionally Omitted. . . . . . . . . . . . . . . . .  17

ARTICLE III     CONDITIONS TO BORROWINGS
        3.01    Conditions Precedent to Initial Advances . . . . . . .  17
        3.02    Conditions Precedent to Each Advance and
                to the Term Loan . . . . . . . . . . . . . . . . . . .  18

ARTICLE IV      REPRESENTATIONS AND WARRANTIES
        4.01    Corporate Existence. . . . . . . . . . . . . . . . . .  19
        4.02    Corporate Power and Authority; Contravention . . . . .  19
        4.03    Enforceability . . . . . . . . . . . . . . . . . . . .  20
        4.04    Governmental Consent . . . . . . . . . . . . . . . . .  20
        4.05    Subsidiaries . . . . . . . . . . . . . . . . . . . . .  20
        4.06    Insurance. . . . . . . . . . . . . . . . . . . . . . .  20
        4.07    Financial Statements . . . . . . . . . . . . . . . . .  20
        4.08    Taxes. . . . . . . . . . . . . . . . . . . . . . . . .  21
        4.09    Actions Pending. . . . . . . . . . . . . . . . . . . .  21
        4.10    Title to Properties. . . . . . . . . . . . . . . . . .  22

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        4.11    Federal Reserve Regulations. . . . . . . . . . . . . .  22
        4.12    ERISA. . . . . . . . . . . . . . . . . . . . . . . . .  22
        4.13    Outstanding Debt . . . . . . . . . . . . . . . . . . .  23
        4.14    Conflicting Agreements or Other Matters. . . . . . . .  23
        4.15    Pollution and Environmental Control. . . . . . . . . .  23
        4.16    Possession of Franchises, Licenses, Etc. . . . . . . .  24
        4.17    Disclosure . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE V       AFFIRMATIVE COVENANTS
        5.01    Corporate Existence; Maintenance of Properties . . . .  24
        5.02    Compliance with Laws, Etc. . . . . . . . . . . . . . .  25
        5.03    Taxes and Claims . . . . . . . . . . . . . . . . . . .  25
        5.04    Compliance with Other Agreements . . . . . . . . . . .  26
        5.05    Inspection of Property . . . . . . . . . . . . . . . .  26
        5.06    Insurance. . . . . . . . . . . . . . . . . . . . . . .  26
        5.07    Business . . . . . . . . . . . . . . . . . . . . . . .  26
        5.08    Keeping of Books . . . . . . . . . . . . . . . . . . .  26
        5.09    Reporting of Covenants . . . . . . . . . . . . . . . .  26
        5.10    Financial Covenants. . . . . . . . . . . . . . . . . .  28

ARTICLE VI      NEGATIVE COVENANTS
        6.01    Liens, Etc.  . . . . . . . . . . . . . . . . . . . . .  29
        6.02    Limitations on Restricted Payments . . . . . . . . . .  31
        6.03    Debt . . . . . . . . . . . . . . . . . . . . . . . . .  31
        6.04    Restrictions on Loans, Advances, Investments,
                Acquisitions and Contingent Liabilities. . . . . . . .  31
        6.05    Merger and Sale of Assets. . . . . . . . . . . . . . .  32
        6.06    Issuance of Stock by Subsidiaries. . . . . . . . . . .  33


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        6.07    Lease Obligations. . . . . . . . . . . . . . . . . . . . .  33
        6.08    Sale and Lease-Back. . . . . . . . . . . . . . . . . . . .  33
        6.09    Sale or Discount of Receivables. . . . . . . . . . . . . .  33
        6.10    Compliance with ERISA. . . . . . . . . . . . . . . . . . .  33
        6.11    Transactions with Affiliates . . . . . . . . . . . . . . .  34

ARTICLE VII     EVENTS OF DEFAULT AND REMEDIES
        7.01    Events of Default. . . . . . . . . . . . . . . . . . . . .  34
        7.02    Remedies on Default. . . . . . . . . . . . . . . . . . . .  37

ARTICLE VIII    INTERNATIONALLY OMITTED. . . . . . . . . . . . . . . . . .  38

ARTICLE IX      MISCELLANEOUS
        9.01    No Waiver . . . . . . . . . . . . . . . . . . . . . . . .   38
        9.02    Notices . . . . . . . . . . . . . . . . . . . . . . . . .   38
        9.03    Governing Law . . . . . . . . . . . . . . . . . . . . . .   39
        9.04    Survival of Representations and Warranties. . . . . . . .   39
        9.05    Descriptive Headings. . . . . . . . . . . . . . . . . . .   39
        9.06    Severability. . . . . . . . . . . . . . . . . . . . . . .   39
        9.07    Time is of the Essence  . . . . . . . . . . . . . . . . .   39
        9.08    Counterparts. . . . . . . . . . . . . . . . . . . . . . .   39
        9.09    Payment of Costs. . . . . . . . . . . . . . . . . . . . .   39
        9.10    Successors and Assigns. . . . . . . . . . . . . . . . . .   40
        9.11    Cumulative Remedies; No Waiver. . . . . . . . . . . . . .   40
        9.12    Amendments; Consents. . . . . . . . . . . . . . . . . . .   40
        9.13    Set-Off . . . . . . . . . . . . . . . . . . . . . . . . .   40
        9.14    Indemnity . . . . . . . . . . . . . . . . . . . . . . . .   41
        9.15    Usury . . . . . . . . . . . . . . . . . . . . . . . . . .   41





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        9.16    Jurisdiction and Venue. . . . . . . . . . . . . . . . . .   41
        9.17    Construction. . . . . . . . . . . . . . . . . . . . . . .   41
        9.18    Entire Agreement. . . . . . . . . . . . . . . . . . . . .   42

        Exhibit A       -    Revolving Credit Note
        Exhibit B       -    Term Note
        Exhibit C       -    Closing Certificate
        Exhibit D       -    Form of Borrower's Counsel's Opinion
        Exhibit E       -    Guaranty
        Schedule 4.05   -    Subsidiaries
        Schedule 4.09   -    Actions Pending
        Schedule 4.12   -    Plans
        Schedule 4.14   -    Conflicting Agreements
        Schedule 6.01   -    Liens, Etc.
        Schedule 6.03   -    Debt






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

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT


             THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of April 21, 1995 (the "Agreement"), by and between PLASTI-LINE, INC., a corporation organized and existing under the laws of the State of Tennessee (the "Borrower"), and THIRD NATIONAL BANK OF EAST TENNESSEE, a national banking association (the "Bank").

                             W I T N E S S E T H :


             WHEREAS, the Borrower, desires to obtain a revolving credit facility from the Bank as set forth herein;

             THAT for and in consideration of the sum of $10.00 in hand paid by the Bank to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

             SECTION 1.01 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Advance" shall mean any advance by the Bank under the Commitment, which may be either a Base Rate Advance, a Eurodollar Advance or a Cost of Funds Advance.

       "Affiliate", shall mean, with respect to any Person, a Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person, other than a Subsidiary of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

       "Agreement" shall mean this Revolving Credit and Term Loan Agreement, either as originally executed or as it may be from time to time supplemented, amended, renewed or extended.


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       "Amortization" shall have the meaning afforded such term under generally accepted accounting principles, calculated on a consolidated basis.

       "Applicable Margin" shall mean, with respect to any Eurodollar Borrowing or Cost of Funds Borrowing, the percentage as determined from the matrix set forth below which shall be calculated annually based upon the Borrower's audited financial statements delivered pursuant to Section 5.09(a) hereof to be effective as of the date of the delivery of such financial statements with respect to all Borrowings requested thereafter:


                           -----------------------------------------------------------------
                                                LEVERAGE TEST
- --------------------------------------------------------------------------------------------
 INTEREST                  Greater than         Equal to or between               Less than
 COVERAGE RATIO              2.0:1.0            1.25:1.0 and 2.0:1.0               1.25:1.0
- --------------------------------------------------------------------------------------------
 Less than 2.5:1              2.500%                     2.375%                    2.250%
- --------------------------------------------------------------------------------------------
 Equal to or
 between 2.5:1.0              2.375%                     2.250%                    2.125%
 and 4.0:1.0
- --------------------------------------------------------------------------------------------
 Greater than
 4.0:1.0                      2.250%                     2.125%                    2.000%
- --------------------------------------------------------------------------------------------

As of the date hereof and through the date of the next delivery of the financial statements described above, the Applicable Margin is equal to 2.125%.

       "Base Rate" shall mean the higher of (i) the Prime Rate and (ii) the Federal Funds Rate plus one-half of one percent (0.5%) per annum.

       "Base Rate Advance" shall mean any Advance hereunder that bears interest based on the Base Rate.

       "Base Rate Borrowing" shall mean any Borrowing hereunder that bears interest based on the Base Rate.

         "Borrowing" shall mean a borrowing under the Commitment consisting of an Advance by the Bank or the Term Loan.


                                      2

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       "Business Day" shall mean a day of the year on which commercial banks are not required or authorized to close in the city or cities in the United States in which either Bank maintains its principal place of business and, if the applicable Business Day relates to any Eurodollar Borrowing, on which dealings are carried on in the London interbank market.

       "Cash Flow" shall mean the sum of Net Income, Depreciation plus Amortization.

       "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

       "Commitment" shall mean, with respect to Bank, the amount set forth in
Section 2.01 hereof.

       "Cost of Funds Rate" shall mean, with respect to any Interest Period, the Federal Funds Rate applicable to loans to the Bank in the approximate amount of the requested Borrowing for the approximate duration of the Interest Period; provided, however, in the sole discretion of Bank, the Bank may set the Cost of Funds Rate with reference to its own internal funding sources rather than the Federal Funds Rate.

       "Cost of Funds Rate Advance" shall mean any Advance hereunder that bears interest based on the Cost of Funds Rate.

       "Cost of Funds Rate Borrowing" shall mean any Borrowing hereunder that bears interest based on the Cost of Funds Rate.

       "Current Assets" shall have the meaning afforded such term under generally accepted accounting principles, calculated on a consolidated basis.

       "Current Liabilities" shall have the meaning afforded such term under generally accepted accounting principles, calculated on a consolidated basis.

       "Current Maturities of Long-Term Debt" shall mean the sum of (a) current maturities of Borrower's Long-Term Debt for the next twelve months, plus (b) current portion of capital leases for the next twelve months, calculated on a consolidated basis.

       "Debt" shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments,
(iii) financial obligations as lessee under leases which shall have been or


                                      3


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should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (iii) above.

       "Default" shall mean any event that, with notice or lapse of time or both, would constitute an Event of Default.

       "Depreciation" shall have the meaning afforded such term under generally accepted accounting principles, calculated on a consolidated basis.

       "Dollar" and the sign "$" shall mean lawful money of the United States of America.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

       "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

       "Eurodollar Advance" shall mean any Advance hereunder which bears interest based on LIBOR.

       "Eurodollar Borrowing" shall mean any Borrowing hereunder which bears interest based on LIBOR.

       "Event of Default"  shall have the meaning set forth in Article VII.

       "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, of amounts equal or comparable to the principal amount of such Borrowing offered for a term comparable to such period, which rates appear on the Reuters Screen as of 10:00 a.m. Atlanta, Georgia, time on the first day of such period (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Atlanta, or, if such rate is not shown on the Reuters Screen for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by them jointly.

       "Guarantor" shall mean American Sign and Marketing Services, Inc., a Kentucky corporation and a wholly owned Subsidiary of the Borrower.

       "Guaranty" shall mean that certain Subsidiary Guaranty Agreement, dated as of the date hereof from the Guarantor in favor of the Bank substantially in the form of Exhibit E attached hereto, either as originally executed or as hereafter amended, modified or supplemented.

       "Interest Coverage Ratio" shall mean, with respect to the Borrower, the ratio, calculated on a consolidated, rolling four quarter basis, of (i) Earnings Before Interest and Taxes, to (ii) Interest Expense.

       "Interest Expense" shall mean, on a consolidated basis, interest expense as such term is defined under generally accepted accounting principles, calculated on a consolidated basis.

       "Interest Period" shall mean, with respect to any Eurodollar Borrowing, a period of 1, 2, 3 or 6 months as the Borrower may elect as provided in this Agreement, and with respect to any Cost of Funds Borrowing, a period of 1 to 29 days as the Borrower may elect as provided in this Agreement; provided, that
(i) the first day of an Interest Period must be a Business Day, (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and (iii) the Borrower may not elect an Interest Period which would extend beyond the Termination Date or the Maturity Date, as those terms are defined herein.

       "Leverage Test" shall mean, with respect to the Borrower, the ratio of Total Liabilities to Tangible Net Worth, calculated on a consolidated basis in accordance with generally accepted accounting principles, calculated on a consolidated basis.

       "LIBOR" shall mean, with respect to any Interest Period for any Eurodollar Borrowing, the rate per annum equal to the quotient of (i) the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Eurodollar Borrowing offered for a term comparable to such Interest Period, which rates appear on the Reuters Screen LIBO Page as of 10:00 a.m. Knoxville, Tennessee, time, two (2) Business Days prior to the first day of such Interest Period, provided that (x) if more than one such offered rate appears on the Reuters Screen LIBO Page, the rate used to determine LIBOR will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16th of 1%) of such offered rates, or (y) if no


                                      5

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

such offered rates appear on such page, the rate used for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/16th of 1%) of rates quoted by not less than two major banks in New York, New York, selected by the Bank, at approximately 10:00 a.m., New York time, two (2) Business Days prior to the first day of such Interest Period, for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Eurodollar Borrowing, divided by (ii) a number equal to 1.00 minus the Reserve Percentage, the rate so determined to be rounded upwards to the nearest multiple of 1/100th of 1%.

       "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any written agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction other than any financing statement filed solely as a protective measure in connection with a true lease.)

       "Loan Documents" shall mean and include, as the context requires, this Agreement, the Notes, the Guaranty and any and all other instruments, agreements, documents and writings contemplated hereby or executed in connection herewith.

       "Long-Term Debt" shall have the meaning afforded such term in accordance with generally accepted accounting principles, calculated on a consolidated basis.

       "Material Adverse Effect" shall mean any materially adverse change in
(i) the business, results of operations, financial condition, assets or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under this Agreement and the Notes, or (iii) the enforceability of the Loan Documents.

       "Maturity Date" shall mean the Maturity Date of the Term Loan as defined in Section 2.10(b) of this Agreement.

      "Multiemployer Plan" means, as of any date, a "multiemployer plan" as defined in section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.


                                      6

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

       "Net Income" shall have the meaning afforded such term under generally accepted accounting principles, calculated on a consolidated basis.

       "Notes" shall mean, collectively, the Revolving Credit Note and the Term Note.

       "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

       "Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

       "Plan" shall mean any "employee benefit plan" maintained by or on behalf of the Borrower or any ERISA Affiliate as defined in Section 3(3) of ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits.

       "Prime Rate" shall mean the per annum rate of interest published from time to time by the Wall Street Journal (or any successor publication) in its Money Rates Box as the prime rate, with any change in the rate of interest resulting from a change in the Prime Rate to be effective as of the opening of business on the day of such change. On the date of this Agreement, the Prime Rate is nine percent (9.0%) per annum.

       "Reserve Percentage" shall mean, for any day, the stated maximum rate (expressed as a decimal) of all reserves required to be maintained with respect to liabilities or assets consisting of or including "Eurocurrency liabilities," as prescribed by Regulation D of the Board of Governors of the Federal Reserve System (or by any other governmental body having jurisdiction with respect thereto), including, without limitation, any basic, marginal, emergency, supplemental, special, transitional or other reserves, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

       "Revolving Credit Note" shall mean the promissory note of the Borrower payable to the order of Bank, in substantially the form of Exhibit A hereto, evidencing the maximum aggregate principal indebtedness of the Borrower to Bank under Bank's Commitment, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended.

       "Stockholder's Equity" shall have the meaning afforded such term under generally accepted accounting principles, calculated on a consolidated basis.

       "Subordinated Debt" shall mean all indebtedness for money borrowed wherein the principal, premium, if any, and interest is subordinated and junior in right of payment to the prior payment in full of all other indebtedness of the Borrower for money borrowed except other Subordinated Debt.

       "Subsidiary" shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

       "Tangible Net Worth" shall have the meaning afforded such term under generally accepted accounting principles, calculated on a consolidated basis.

       "Termination Date" shall mean the Termination Date of the Commitment as defined in Section 2.07(a).

       "Term Loan" shall mean the term loan made by the Bank to the Borrower pursuant to Section 2.10 evidenced by the Term Note.

       "Total Liabilities" shall have the meaning afforded such term under generally accepted accounting principles, calculated on a consolidated basis.

       "Term Note" shall mean any of the promissory note issued by the Borrower to the Bank substantially in the form of Exhibit B, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed or extended.

             SECTION 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed as having the respective meanings customary under generally accepted accounting principles consistently applied from and after the date of the initial Advances.

                                   ARTICLE II

                           AMOUNT AND TERMS OF LOANS

             SECTION 2.01. Commitment and Revolving Credit Note. Subject to and upon the terms and conditions set forth in this

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

Agreement, the Bank establishes until December 31, 1998, or such later date as may be established pursuant to Section 2.07(b) hereof, a revolving credit in favor of the Borrower in aggregate principal at any one time outstanding equal to the sum of Ten Million Dollars ($10,000,000.00) (the "Commitment"). Within the limits of the Commitment, the Borrower may borrow, repay and reborrow under the terms of this Agreement; provided, however, that the Borrower may neither borrow nor reborrow should there exist a Default or an Event of Default. Borrowings under the Commitment shall be made through an Advance by the Bank. All Advances by the Bank shall be evidenced by a single Revolving Credit Note payable to the Bank in the form of Exhibit A attached hereto with appropriate insertions. The Revolving Credit Note shall be dated the date hereof, shall be payable to the order of the Bank in a principal amount equal to the Commitment, shall bear interest as hereinafter provided and shall mature on December 31, 1998, unless extended pursuant to Section 2.07(b) or sooner should the principal and accrued interest thereon be declared immediately due and payable as provided for hereinafter. The aggregate principal amount of each Borrowing under the Commitment shall be not less than $10,000.00 and shall be in integral multiples of $10,000.00. The Bank shall have no obligation to advance funds in excess of the amount of its Commitment as set forth above.

             SECTION 2.02. Interest on Revolving Credit Note. Interest shall accrue on the unpaid principal amount of each Borrowing under the Commitment at the following per annum rates, which may be selected by the Borrower subject to and in accordance with the terms of this Agreement:

              (i)         the Prime Rate; or

              (ii) LIBOR for Interest Periods of 1, 2, 3 or 6 months, plus the Applicable Margin; or

              (iii) Cost of Funds Rate for Interest Periods of 1 to 29 days plus the Applicable Margin; or

provided that the Borrower may not select a rate based on LIBOR or the Cost of Funds Rate if the Interest Period with respect thereto would extend beyond the Termination Date.

             SECTION 2.03. Method of Borrowing Under the Commitment. The Borrower shall give the Bank written or telephonic notice (promptly confirmed in writing in the case of a Eurodollar Borrowing) of any requested Borrowing under the Commitment (a "Notice of Borrowing") specifying (i) the amount of the Borrowing, (ii) the date the proposed Borrowing is to be made (which shall be a Business Day), (iii) whether the Borrowing will

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

be a Prime Rate Borrowing, a Cost of Funds Borrowing or a Eurodollar Borrowing, and (iv) in the case of a Cost of Funds Borrowing or a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto. Each Notice of Borrowing shall be given to the Bank (i) with respect to any Eurodollar Borrowing, not later than 1:00 P.M. (Knoxville, Tennessee, time) on the second Business Day preceding the day of such requested Borrowing, and (ii) with respect to any Prime Rate Borrowing or Cost of Funds Rate Borrowing, not later than 1:00 P.M. (Knoxville, Tennessee, time) on the day of such requested Borrowing. The Bank shall be entitled to rely on any telephonic Notice of Borrowing which it believes in good faith to have been given by a duly authorized officer or employee of the Borrower and any Advances made by the Bank based on such telephonic notice shall, when deposited by the Bank to the Borrower's account no. 5618150 at the Bank, be Advances for all purposes hereunder. Not later than 2:30 P.M. (Knoxville, Tennessee, time) on the date specified for the Borrowing in the Notice of Borrowing and in the notice to the Bank, the Bank shall promptly make the Borrowing available to the Borrower.

             SECTION 2.04. Selection of Successive Interest Rates and Interest Periods. The Borrower may, on the last day of the Interest Period relating thereto, convert any Eurodollar Borrowing into a Cost of Funds Borrowing or a Prime Rate Borrowing, or continue a Eurodollar Borrowing in the same aggregate principal amount. The Borrower may, on the last day of the Interest Period relating thereto, convert any Cost of Funds Borrowing into a Eurodollar Borrowing or a Prime Rate Borrowing, or continue a Cost of Funds Borrowing in the same aggregate principal amount. The Borrower may at any time convert a Prime Rate Borrowing into a Eurodollar Borrowing or Cost of Funds Borrowing. The Borrower shall give the Bank telephonic notice (promptly confirmed in writing in the case of a Eurodollar Borrowing) at least two Business Days prior to a conversion or continuation of any Borrowing (other than a continuation of a Prime Rate Borrowing), such notice to specify whether the Borrowing is to be continued as or converted to a Eurodollar Borrowing or Cost of Funds Borrowing or converted to a Prime Rate Borrowing and, if applicable the Interest Period selected by the Borrower for such Borrowing. If the Bank does not receive timely notice of any succeeding interest rate and/or Interest Period selected by the Borrower as provided for herein or if the Borrower selects an interest rate for an Interest Period which is not available under Section 2.02 or
Section 2.11, any outstanding Borrowing for which the Borrower failed to select an interest rate and/or Interest Period or selected an interest rate for an Interest Period which is not available under Section 2.02 or 2.11, shall be converted to a Prime Rate Borrowing and the Bank shall promptly notify the Borrower by telephone, which notice

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

shall be promptly confirmed in writing (including telex or telecopy) to the Borrower, of such conversion.

             SECTION 2.05. Revolving Credit Note Interest Payment Dates. Interest on the Revolving Credit Note shall be payable (i) on the last day of the relevant Interest Period for Eurodollar Borrowings and Cost of Funds Borrowings, provided that, in the case of an Interest Period in excess of three months, interest shall also be paid on the last day of each three month interval comprising such Interest Period, (ii) on the last day of each quarter, in arrears, commencing June 30, 1995, for Prime Rate Borrowings, and (iii) on the Termination Date.

             SECTION 2.06. Prepayment of Borrowings Under the Commitment. The Borrower shall have the right to prepay Borrowings under the Commitment, in whole at any time or in part from time to time, pro rata as to the Bank based on the percentages set forth in Section 2.01, without premium or penalty but with accrued interest on the principal amount prepaid to the date of such prepayment, provided that (i) the Borrower gives the Bank at least two Business Days' prior written notice of prepayment of any Eurodollar Borrowing, specifying the date such prepayment will occur and the Eurodollar Borrowing to be prepaid, (ii) each partial prepayment shall be in an amount of at least $10,000.00 or integral multiples thereof, and (iii) a Eurodollar Borrowing and a Cost of Funds Borrowing may only be prepaid on the last day of the then current Interest Period with respect thereto.

         SECTION 2.07. Revolving Credit Period; Termination Date.

              (a) The unpaid principal balance and all accrued and unpaid interest on the Revolving Credit Note will be due and payable upon the first of the following dates or events to occur: (i) acceleration of the maturity of a Revolving Credit Note in accordance with the remedies contained in Section 7.02 of this Agreement; or (ii) upon the expiration of the Commitment on December 31, 1998, unless otherwise extended pursuant to clause
(b) below (December 31, 1998 or such later date to which the Commitment has been extended hereinafter referred to as the "Termination Date").

              (b) The Bank, at its option and in its sole discretion, may extend the term of the Commitment in the manner set forth in this clause (b) on December 31, 1997, and on each anniversary of such date (an "Extension Date,,) for a period of one year after the date on which the Commitment otherwise would have expired. At any time between the 120th and the 90th day prior to any Extension Date, the Borrower may request that the Bank extend the term of the Commitment for one year from the applicable Extension

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

Date by written notice to the Bank. Within forty-five (45) Business Days from the Bank's receipt of such notice from the Borrower, the Bank shall notify the Borrower of the decision of the Bank with respect to such extension. If the Bank elects not to extend the term of its Commitment, either (i) the term of the Commitment shall not be extended and the Commitment shall expire on the Termination Date or (ii) the Bank may, and upon the request of the Borrower, shall assign for adequate consideration, its rights and obligations under this Agreement and under the Bank's Revolving Credit Note to a successor approved in writing by the Borrower (so long as no Default or Event of Default exists hereunder). Notwithstanding the foregoing, the Bank (and any successor) shall have no obligation to extend the term of the Commitment and may extend the term of the Commitment on such terms and conditions as the Bank (or any successor to it) shall, in its sole discretion, determine.

              (c) On the Termination Date, provided no Default or Event of Default has occurred and is continuing, the Borrower shall have the right to satisfy in full its obligation to repay the outstanding principal amount of the Revolving Credit Note by executing and delivering to the Bank the Term Note in accordance with Section 2.10 hereof.

             SECTION 2.08. Use of Proceeds. The proceeds of each Borrowing under the Commitment will be used by the Borrower solely for general corporate purposes.

             SECTION 2.09. Commitment Fee. From and after the date hereof up to and including the Termination Date, the Borrower shall pay to the Bank, a commitment fee at the rate of one quarter of one percent (0.25%) per annum (calculated on the basis of a year of 360 days and payable for the actual number of days elapsed) on the average daily balance of the unused portion of the Commitment (the "Commitment Fee"). The Commitment Fee shall be payable by the Borrower quarterly in arrears, commencing on June 30, 1995, and continuing thereafter on the last day of each succeeding calendar quarter and on the Termination Date. Bank shall provide a quarterly statement of the amount of Commitment Fee due and owing to the Bank.

              SECTION 2.10. Term Note.

             (a) On the Termination Date, provided there exists no Default or Event of Default, the Borrower may satisfy its obligation to repay the principal amount of the then outstanding Borrowings by executing and delivering to the Bank a Term Note in the form of Exhibit B attached hereto with appropriate insertions in accordance with the provisions of paragraph (b) below.

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

             (b) The Term Note shall be dated the Termination Date, shall be payable to the Bank in a principal amount equal to the outstanding principal balance for Advances under the Revolving Credit Note on the Termination Date, shall bear interest on the outstanding principal balance from the Termination Date to final payment at a fluctuating annual rate of interest selected by the Borrower in accordance with the provisions of Section 2.11, and shall mature on the date which is two years following the Termination Date (the "Maturity Date"), or sooner should the principal and accrued interest on such Term Note be declared immediately due and payable as provided for hereinafter.

             SECTION 2.11. Accrual of Interest on Term Notes. Interest shall accrue on the unpaid principal amount of the Term Note at the following per annum rates, one of which shall be selected by the Borrower two Business Days prior to the Termination Date and, thereafter, in accordance with the provisions of Section 2.04:

      (i)     the Prime Rate; or

      (ii) LIBOR for an Interest Period of 1, 2, 3 or 6 months, plus the Applicable Margin plus an additional one quarter of one percent (0.25%) per annum; or

      (iii) the Cost of Funds Rate for an Interest Period of 1 to 29 days plus the Applicable Margin plus an additional one quarter of one percent (0.25%) per annum;

provided that, (i) the aggregate outstanding principal balance of the Term Note shall bear interest at the same rate, and (ii) the Borrower may not select a rate based on LIBOR or the Cost of Funds Rate if the Interest Period with respect thereto would extend beyond any Installment Date (as defined in Section 2.12,) or beyond the Maturity Date.

             SECTION 2.12. Repayment of Term Note. Principal on the Term Note shall be payable in eight (8) consecutive, equal quarterly installments, each such installment to be in an amount equal to twelve and one half of one percent (12.5%) of the original principal balance of the Term Note, commencing on the last day of the next calendar quarter in which the Termination Date occurs and continuing thereafter on the last day of each succeeding calendar quarter (the "Installment Dates") up to and through the Maturity Date, when all principal and accrued and unpaid interest shall be due and payable in full.

             SECTION 2.13. Term Note Interest Payment Dates. Interest on the Term Note shall be payable (i) on the last day of the relevant Interest Period for Eurodollar Borrowings or Cost of

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

Funds Borrowings, provided that, for any Interest Period in excess of three months, interest shall also be paid on the last day of each three month interval comprising such Interest Period, (ii) on the last day of each calendar quarter, in arrears, commencing the last day of the calendar quarter in which the Termination Date occurs for Prime Rate Borrowings, and (iii) on the Maturity Date.

             SECTION 2.14. Prepayment of Term Note. The Borrower shall have the right to prepay the indebtedness represented by the Term Note, in whole at any time or in part from time to time, without premium or penalty but with accrued interest on the principal amount prepaid to the date of such prepayment, provided that (i) the Borrower gives the Bank two Business Days' prior written notice of any prepayment of an Eurodollar Borrowing, (ii) each partial prepayment shall be in the amount of $100,000.00 or integral multiples thereof, and (iii) a Eurodollar Borrowing and a Cost of Funds Borrowing may only be prepaid on the last day of the then current Interest Period with respect thereto. Any partial prepayment shall be applied to installments of principal in the inverse order of their maturity.

             SECTION 2.15. Illegality. Notwithstanding any other provisions of this Agreement, if any change in any applicable law, regulation or directive, or in the interpretation or application thereof shall make it unlawful or impractical for the Bank to make or maintain any portion of any Eurodollar Borrowings or to maintain Eurodollar deposits in the London interbank market, the obligation of the Bank hereunder to advance or maintain Eurodollar Borrowings shall forthwith be cancelled and the Borrower shall, if any Eurodollar Borrowings are then outstanding, promptly upon request from the Bank, either, at the option of the Borrower, pay all such Eurodollar Borrowings or convert such Eurodollar Borrowings to Prime Rate Borrowings or Cost of Funds Borrowings. If any such payment or conversion of Eurodollar Borrowing is made on a day that is not the last day of the then current Interest Period applicable to such Eurodollar Borrowings, the Borrower shall promptly pay, upon demand of the Bank, such amount or amounts as may be necessary to compensate the Bank for any loss or expense sustained or incurred by the Bank as a result of such payment or conversion. The Bank shall certify the amount of such loss or expense to the Borrower, and such certification shall be conclusive absent manifest error.

             SECTION 2.16. Increased Costs. In the event that any change (other than any change in the way of imposition or increase of reserve requirements, in the case of Eurodollar Borrowings, included in the Reserve Percentage) in any applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by the Bank with any

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

guideline, request or directive (whether or not having the force of law) from any central bank or other U.S. or foreign financial, monetary or other governmental authority, shall: (a) subject the Bank to any tax of any kind whatsoever with respect to this Agreement or any Borrowing or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank); (b) impose, modify, or hold applicable any reserve, special deposit, assessment ' or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by or committed to be extended by any office of the Bank, including, without limitation, pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or (c) impose on the Bank or on the London interbank market any other condition with respect to this Agreement, the Notes, or any Eurodollar Borrowing hereunder; and the result of any of the foregoing is to increase the cost to the Bank of making or committing to make, renewing or maintaining any Eurodollar Borrowing or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any Eurodollar Borrowing, THEN, IN ANY CASE, the Borrower shall promptly pay from time to time, upon demand of the Bank, such additional amounts as will compensate the Bank for such additional cost or such reduction, as the case may be. The Bank shall certify the amount of such additional cost or reduced amount to the Borrower, and such certification shall be conclusive absent manifest error.

             SECTION 2.17. Failure to Complete Borrowings. The Borrower hereby agrees to indemnify the Bank and hold the Bank harmless from any loss, cost or expense it may sustain or incur as a consequence of the failure by the Borrower to complete any Eurodollar Borrowing after notice thereof has been given to the Bank, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund its portion of such Borrowing when the Bank's Advance, as a result of such failure, is not made on such date. The Bank shall certify the amount of its loss or expense to the Borrower, and such certification shall be conclusive absent manifest error.

         SECTION 2.18 Capital Adequacy. If, after the date of this Agreement, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority,

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

central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, promptly upon demand by the Bank, the Borrower shall pay the Bank such additional amount or amounts as will compensate the Bank for such reduction. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

             SECTION 2.19. Survival. The obligations of the Borrower under Sections 2.15, 2.16 and 2.18 shall survive termination of this Agreement and payment of the Notes.

             SECTION 2.20. Deemed to have Funded by Purchase of LIBOR Deposits. Calculation of all amounts payable to the Bank under this Article II shall be made as though the Bank had actually funded its Eurodollar Advances through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Eurodollar Advances in an amount equal to the amount of the Eurodollar Advances and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar Advances from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided however, that the Bank may fund each of its Eurodollar Advances in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article II.

             SECTION 2.21. Making of Payments. All payments of the Commitment Fee shall be made directly to the Bank by 11:00 A.M. (Knoxville Tennessee, time) on the date due. All payments of principal of, or interest on, the Notes shall be made in immediately available funds to the Bank at its principal office in Knoxville, Tennessee. All such payments shall be made not later than 11:00 A.M. (Knoxville, Tennessee, time) and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day.

             SECTION 2.22. Default Rate of Interest. If the Borrower shall fail to pay on the due date therefor, whether by acceleration or otherwise, any principal owing under any of the Notes, then interest shall accrue on such unpaid principal from the due date until and including the date on which such principal is paid in full at a rate of interest equal to the Prime Rate plus an additional two percent (2.0%) per annum.

             SECTION 2.23. (INTENTIONALLY OMITTED).

             SECTION 2.24. (INTENTIONALLY OMITTED).

             SECTION 2.25. Calculation of Interest. Interest payable on the Notes shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed.

             SECTION 2.26. (INTENTIONALLY OMITTED)



                                  ARTICLE III

                            CONDITIONS TO BORROWINGS

      The obligation of the Bank to make an Advance to the Borrower hereunder and to accept the Term Note on the Termination Date is subject to the satisfaction of the following conditions:

             SECTION 3.01. Conditions Precedent to Initial Advances. At the time of the making by the Bank of its initial Advance, the Bank shall have received the following, each dated as of the date of the initial Advance in form and substance satisfactory to the Bank and (except for the Revolving Credit Note) in sufficient copies for the Bank:

             (a) A duly completed Revolving Credit Note payable to the order of the Bank in the principal amount of the Commitment.

             (b) Copies of the organizational papers of the Borrower and the Guarantor, certified as true and correct by the Secretary of State of the State of the Borrower's and the Guarantor's incorporation, and certificates from the Secretaries of State of the State of Borrower's and Guarantor's incorporation and of those States in which the Borrower or the Guarantor is qualified to transact business as a foreign corporation, certifying the Borrower's or the Guarantor's good standing as a corporation in such States.

             (c) Certified copies of the by-laws of the Borrower and the Guarantor, of resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes and the Borrowings hereunder and of the Guarantor approving the execution of the Guaranty, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect


                                      17

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

to this Agreement, the Notes, the Guaranty and the other Loan Documents.

             (d) A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute this Agreement and the Notes and the other documents to be delivered hereunder and a certificate of the Secretary or Assistant Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to execute the Guaranty.

             (e) A closing certificate, executed by a duly authorized officer of the Borrower, substantially in the form of Exhibit C hereto.

             (f) A favorable written opinion of Bernstein, Stair & McAdams, counsel for the Borrower and the Guarantor, substantially in the form of Exhibit D hereto, and covering such additional matters relating to the transactions contemplated hereby as the Bank may reasonably request, addressed to the Bank.

             (g) Evidence satisfactory to the Bank in its sole discretion that all Debt of the Borrower secured by a Lien on any assets of the Borrower (other than Debt permitted to remain outstanding pursuant to Section 6.03 hereof secured by Liens permitted by Section 6.01 hereof) shall have been paid in full and all such Liens terminated.

             (h)   The duly executed Guaranty.

             (i) All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all Loan Documents and other documents incident thereto or delivered in connection therewith shall be satisfactory in form and substance to the Bank.

             SECTION 3.02. Conditions Precedent to Each Advance and to the Term Loan. At the time of the making by the Bank of each Advance hereunder (including the initial Advance) and at the time of the execution and delivery by the Borrower of the Term Note, (a) the following statements shall be true (and each of the giving by the Borrower of a Notice of Borrowing in accordance with Section 2.05 hereof and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

             (i) The representations and warranties contained in Article IV hereof are true and correct on and as of the date of such Borrowing as though made on and as of such date, and

             (ii) No Default or Event of Default exists or would result from such Borrowing or from the application of the proceeds therefrom; and

(b) the Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request within a reasonable time for the Borrower to provide such information.



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


             The Borrower represents and warrants as follows:

             SECTION 4.01. Corporate Existence. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and each Subsidiary is duly organized, validly existing and in good standing under the law of the jurisdiction in which it is incorporated. The Borrower and each Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary except where the failure to qualify would not have a Material Adverse Effect. Within thirty (30) days after receiving a request from the Bank, the Borrower shall deliver to the Bank a current Certificate of Status from the Secretary of State of California confirming that the Borrower is qualified to transact business in the State of California.

             SECTION 4.02. Corporate Power and Authority: Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not and will not (i) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the organizational papers or by-laws of the Borrower, or any indenture, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of any of its properties is bound, or (ii) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

             SECTION 4.03. Enforceability. This Agreement, the Notes, the Guaranty and all other Loan Documents are the legal, valid and binding agreements of the Borrower or the Guarantor, as the case may be, enforceable against the Borrower or the Guarantor, as the case may be, in accordance with their respective terms, except as the enforceability of any of them may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors, rights and remedies generally and by general principles of equity, whether considered in a proceeding at law or in equity.

             SECTION 4.04. Governmental Consent. Neither the nature of the Borrower or any of its Subsidiaries nor any of their respective businesses or properties, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby is such as to require any authorization, consent, approval, order, license, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings, if any, after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the Notes, and the other Loan Documents or fulfillment of or compliance with the terms and provisions hereof or thereof.

             SECTION 4.05. Subsidiaries. Schedule 4.05 attached hereto correctly sets forth the name of each Subsidiary of the Borrower and the jurisdiction of its incorporation. All the outstanding shares of the capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and all such outstanding shares, except as noted on such Schedule, are owned of record and beneficially by the Borrower or a wholly owned Subsidiary of the Borrower free of any Lien or claim.

             SECTION 4.06. Insurance. Each property owned by the Borrower or any of its Subsidiaries is insured for the benefit of the Borrower or a Subsidiary in amounts deemed adequate by the Borrower's management against risks customarily insured against by Persons operating businesses similar to those of the Borrower or its Subsidiaries in the localities where such properties are located.

             SECTION 4.07. Financial Statements. The Borrower has furnished the Bank with the following financial statements, identified by the chief financial officer of the Borrower: (i) consolidated balance sheets of the Borrower and its Subsidiaries as at December 30, 1990, December 29, 1991, January 3, 1993, and January 2, 1994, and January 1, 1995, and consolidated statements of income, retained earnings and statements of cash flow of the Borrower and its Subsidiaries for such years, all certified by Coopers & Lybrand; and (ii) unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at February 28, 1995, and unaudited consolidated statements of income, retained earnings and statements of cash flow for the six month period ended on such date, prepared by the Borrower. All such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and normal year end adjustments), have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Borrower and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Borrower and its Subsidiaries as at the dates thereof, and the statements of income and statements of retained earnings and statements of cash flow fairly present the results of the operations of the Borrower and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise), or prospects of the Borrower and its Subsidiaries taken as a whole since January 1, 1995.

             SECTION 4.08. Taxes. Except where the failure to file would not have a Material Adverse Effect, the Borrower and each of its Subsidiaries has filed all federal, state and other income tax returns which are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due or except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles.

             SECTION 4.09. Actions Pending.  Except as specified in Schedule
4.09 attached hereto, there is no action, suit, investigation, or proceeding pending or, to the best knowledge of the Borrower, threatened against the Borrower or-any of its Subsidiaries or any properties or rights of the Borrower or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body, which might result in any material adverse change in the business, condition or operations (financial or otherwise), or prospects of the Borrower and its Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement or any of the Notes.

             SECTION 4.10. Title to Properties. The Borrower and each of its Subsidiaries has good-and marketable title to its respective real properties (other than real properties that it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the balance sheet as at January 1, 1995, hereinabove described (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 6.01. The Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operations of such properties and assets. All such leases are valid and subsisting and in full force and effect.

             SECTION 4.11. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U (12 C.F.R.
Part 221) of the Board of Governors of the Federal Reserve System (hereinafter called "margin stock"). Each Borrowing will be used solely for the purposes specified in this Agreement and none of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U. Neither the Borrower nor any agent of the Borrower acting on its behalf has taken or will take any action which might cause this Agreement or any of the Notes to violate Regulations G, T, U, or X or (to the best knowledge of the Borrower) any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as now in effect or as the same may hereafter be in effect.

             SECTION 4.12. ERISA.  Except as disclosed on Schedule 4.12 hereto:

             (a) Identification of Plans. Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to within the preceding six (6) years, any Plan for which a Form 5500 (or any successor form) is required to be filed;

             (b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, except such noncompliances (when taken as a whole) that will not have a Material Adverse Effect;

             (c) Liabilities. Neither the Borrower nor any Subsidiary is currently or, so far as the Borrower can now reasonably foresee based upon facts and circumstances known to the Borrower at this time, will become subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Code, except such liabilities (when taken as a whole) as will not have a Material Adverse Effect'; and

             (d) Funding. The Borrower and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA).

             SECTION 4.13. Outstanding Debt. Neither the Borrower nor any of its Subsidiaries has outstanding any Debt, on a consolidated basis, except as permitted by Section 6.03. There exists no default under the provisions of any instrument evidencing or securing such Debt or of any agreement otherwise relating thereto.

             SECTION 4.14. Conflicting Agreements or Other Matters. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition or prospects. Neither the execution or delivery of this Agreement or the other Loan Documents, nor fulfillment of or compliance with the terms and provisions hereof and thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries pursuant to, the charter or by-laws of the Borrower or any Subsidiary, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower or any of its Subsidiaries is subject. Neither the Borrower nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Borrower or any of its Subsidiaries, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Borrower of the type to be evidenced by the Notes, except as set forth in the agreements listed on
Schedule 4.14 attached hereto.

             SECTION 4.15. Pollution and Environmental Control. Each of the Borrower and its Subsidiaries has obtained all permits,


                                      23

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

licenses and other authorizations which are required under, and is in compliance with, all federal, state, and local laws and regulations relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes except where the failure to comply would not have a Material Adverse Effect.

             SECTION 4.16. Possession of Franchises, Licenses, Etc. The Borrower and its Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of any of their respective material properties and assets, and neither the Borrower nor any of its Subsidiaries is in violation of any thereof.

             SECTION 4.17. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Bank by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Borrower or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Borrower can now reasonably foresee based upon facts and circumstances known to the Borrower at this time) have a Material Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Bank by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.



                                   ARTICLE V
                             AFFIRMATIVE COVENANTS

             So long as any Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will, unless the Bank shall otherwise consent in writing:

             SECTION 5.01. Corporate Existence: Maintenance of Properties. (i) Do or cause to be done all things necessary to preserve and maintain, and cause each of its Subsidiaries to


                                      24

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

preserve and maintain, its respective corporate existence, rights and franchises, except as otherwise permitted pursuant to Section 6.05 hereof, (ii) cause its properties and the properties of its Subsidiaries used or useful in the conduct of 'their respective businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto, all as in the judgment of the Borrower may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times and (iii) except where the failure to qualify would not have a Material Adverse Effect, will and will cause each of its Subsidiaries to qualify and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by the Borrower, or such Subsidiary, as the case may be, may legally require such qualification.

             SECTION 5.02. Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable federal, state, and local laws, rules, regulations and orders, including, without limitation, all federal, state and local laws, rules, regulations and orders relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes, except where the failure to comply would not have a Material Adverse Effect.

             SECTION 5.03. Taxes and Claims. Pay, and cause each of its Subsidiaries to pay and discharge, or cause to be paid and discharged, (i) before the same shall become delinquent, all taxes, assessments and other governmental charges levied or imposed upon it or upon its income, profits or properties and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon and of its property, provided that, in each case, neither the Borrower nor any Subsidiary shall be required to pay or cause to be paid or discharged any such tax, assessment, charge or claim whose amount or validity is being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained and, provided, further, that the Borrower shall, and shall cause each Subsidiary to, pay all such taxes, assessments, charges and claims forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

             SECTION 5.04 Compliance with Other Agreements. Conduct, and cause each Subsidiary to conduct, its business operations and obtain all necessary permits and licenses in compliance with all agreements, indentures and mortgages to which it is a party or by which it or any of its properties is bound.

             SECTION 5.05. Inspection of Property. Permit any Person designated in writing by the Bank, at the Bank's expense, to visit and inspect any of the properties of the Borrower and any of its Subsidiaries, to examine the corporate books and financial records of the Borrower and its Subsidiaries and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Borrower and its independent public accountants, all at such reasonable times and as often as the Bank may reasonably request and, prior to the occurrence of a Default or an Event of Default, upon reasonable notice to Borrower.

             SECTION 5.06. Insurance. Maintain, and cause each Subsidiary to maintain, with financially sound and reputable carriers insurance in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses.

             SECTION 5.07. Business. Remain, and cause each Subsidiary to remain, substantially in the respective business in which the Borrower and each Subsidiary is engaged as of the date of this Agreement.

             SECTION 5.08. Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and each Subsidiary.

             SECTION 5.09. Reporting Covenants.  Deliver to the Bank:

             (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and statements of cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report-thereon of Coopers & Lybrand or other independent public accountants acceptable to the Bank (with it being agreed that any member of the "Big 6" accounting firms will be acceptable to the Bank), which report will be unqualified as to scope of audit and shall state that such consolidated financial statements present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at the end of such fiscal year, and the consolidated results of operations and changes in financial position of the Borrower and its Subsidiaries for such fiscal year in accordance with generally accepted accounting principles consistently applied and that the audit by such accountants in connection with such consolidated financial statements was made in accordance with generally accepted auditing standards;

             (b) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, retained earnings and statements of cash flow for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year end adjustments and changes resulting from audits) as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency of accounting methods by the chief financial officer of the Borrower;

             (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.10, on the date of such financial statements and
(ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

             (d) forthwith upon the occurrence of any Default or Event of Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

             (e) promptly upon the mailing or filing thereof, copies of all reports and proxy statements which the Borrower sends to its security holders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

             (f) promptly after (i) the occurrence thereof, notice of the institution by, any Person of any action, suit or proceeding or any governmental investigation or any arbitration seeking recovery in an amount in excess of $250,000 or which if adversely determined, would otherwise have a Material Adverse Effect, before any court or arbitrator or any governmental or administrative body, agency, or official, against the Borrower, any Subsidiary, or any material property of any of them, or (ii) the receipt of actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration, each such notice under this subsection to specify, if known, the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit, proceeding, investigation or arbitration, and any other significant features of the claim;

                  (i) Promptly after the occurrence thereof with respect to any Plan, or any trust established thereunder, notice of (A) a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations), or (B) any other event which could subject the Parent, the Company or any ERISA Affiliate to any material tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Code;

                  (ii) At the same time and in the same manner as such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under Section 401(a)(29) or 412 of the Code with respect to any Plan;

                  (iii) Upon the request of the Bank, (A) true and complete copies of any and all documents, government reports and determination or opinion letters for any Plan, or (B) a current statement of withdrawal liability for each Multiemployer Plan; and

             (g) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as the Bank may from time to time reasonably request.

             SECTION 5.10. Financial Covenants. The Borrower shall, calculated on a consolidated basis:

             (a) Interest Coverage Ratio. Maintain an Interest Coverage Ratio, calculated as of the last day of each fiscal quarter on a rolling four quarter basis, of not less than

1.75:1.0, excluding the effect of goodwill write-offs and restructuring charges taken during the fourth quarter of 1994.

             (b) Cash Flow Coverage Ratio. Maintain a minimum ratio of Cash Flow to Current Maturities of Long- Term Debt, calculated as of the last day of each fiscal quarter on a rolling four quarter basis, of not less than 2.0:1.0, excluding the effect of goodwill write-offs and restructuring charges taken during the fourth quarter of 1994.

             (c) Stockholder's Equity. Maintain Stockholder's Equity, calculated on a quarterly basis for each quarter through December 31, 1995, of no less than $20,000,000, with such amount to be permanently increased at the end of each fiscal quarter commencing with the fiscal quarter ending on or about March 31, 1996, by an amount equal to 60% of the Net Income, calculated on a consolidated basis, for such fiscal quarter; provided, however, in the event that the Borrower suffers a net loss for any fiscal quarter, Net Income shall be deemed to be $0, so that in no event shall the required Stockholder's Equity at the end of any fiscal quarter be less than that required at the end of any preceding fiscal quarter.

             (d) Leverage Test. Maintain a Leverage Test, calculated on a quarterly basis, of less than 3.0:1.0.

             (e) Current Ratio.  Maintain a minimum ratio of Current
Assets to Current Liabilities, calculated on a quarterly basis, of not less than 1.5:1.0, provided that, with respect to the calculation of Current Assets, inventory shall be valued on a FIFO basis.



                                  ARTICLE VI

                               NEGATIVE COVENANTS

So long as any Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Bank:

          SECTION 6.01. Liens, Etc. Create, assume or suffer to exist, or permit any of its Subsidiaries to create, assume or suffer to exist, any Lien upon any of its property or assets whether now owned or hereafter acquired, except:

          (a)   Liens existing on the date hereof and described on Schedule
6.01 attached hereto;

          (b) purchase money Liens upon any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property, provided that such Lien does not extend to any other property;

          (c) Liens existing on any property held by the Borrower or any Subsidiary in the ordinary course of business at the time of its acquisition (other than any such Lien created in contemplation of such acquisition);

          (d) Liens existing on property of any Person acquired by the Borrower or any of its Subsidiaries at the time of acquisition of such Person (other than any such Lien created in contemplation of such acquisition);

          (e) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in accordance with generally accepted accounting principles;

          (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

          (g) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money);

          (h) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or any of their respective properties; and

          (i) extensions, renewals or replacements of any Lien referred to in clauses (a) through (h) of this Section 6.01, provided that the principal amount of the Debt or obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered by the Lien.

          SECTION 6.02. Limitations on Restricted Payments. Pay or declare any dividend or make any other distribution on or on account of any class of its stock or other equity (other than dividends made by any Subsidiary of the Borrower to the Borrower in conformity with applicable law) or make cash distributions of equity, or make interest payments on equity, or redeem, purchase, or otherwise acquire, directly or indirectly, any shares of its stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Subordinated Debt (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or make any loans, advances or investments except as permitted under Section 6.04 or permit any Subsidiary to do any of the above (all of the foregoing being herein called "Restricted Payments") except that the Borrower and its Subsidiaries may make Restricted Payments such that the aggregate amount of Restricted Payments made during the preceding twelve (12) month period does not exceed 25% of positive Net Income during such preceding twelve month period.

          SECTION 6.03. Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, other than:

          (a) Debt evidenced by this Agreement and by the Notes;

          (b) unsecured Debt or secured Debt to the extent described on
Schedule 6.03 attached hereto;

          (c) purchase money Debt to the extent permitted by Section 6.01(b);

          (d) unsecured current liabilities (not resulting from any borrowing) incurred in the ordinary course of business for current purposes and not represented by a promissory note or other evidence of indebtedness; and

          (e) Debt from Subsidiaries to the Borrower evidencing loans, advances and investments permitted pursuant to Section 6.04 and Debt from the Borrower to a Subsidiary to the extent that such Debt is expressly subordinated to the Debt of the Borrower to the Bank.

              SECTION 6.04. Restrictions on Loans, Advances, Investments, Acquisitions and Contingent Liabilities. Make or permit to remain outstanding any loan or advance to, or extend credit (other than credit extended in the normal course of business to any Person which is not an Affiliate of Borrower) to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or substantially all of the assets of, or make any capital contribution to, any Person, except that the Borrower or any Subsidiary may:

                   (a)(i) loans to or investments in any other Subsidiary in an aggregate amount not to exceed $500,000 at any time outstanding, and (ii) make and permit to remain outstanding loans to or investments in the Guarantor;

                   (b) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;

                   (c) acquire and own prime commercial paper and certificates of deposit in (i) United States commercial banks whose long-term debt is rated "All or better by Moody's Investors Service or Standard and Poor's Corporation, or (ii) in other United States commercial banks or savings institutions where such investment is fully insured by the Federal Deposit Insurance Corporation, in each case due within three years from the date of purchase and payable in the United States in dollars;

                   (d) acquire and own direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed as to principal and interest by the United States of America or any agency thereof, in each case maturing within five years from the date of creation of such obligation;

                   (e) endorse negotiable instruments for collection in the ordinary course of business; and

                   (f) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business.

              SECTION 6.05. Merger and Sale of Assets. Enter into or permit any Subsidiary to enter into any transaction of merger, consolidation, pooling of interest, joint venture, syndicate or other combination with any other Person or sell, lease, transfer or otherwise dispose or permit any Subsidiary to sell, lease, transfer or otherwise dispose of all or a substantial part of its assets (whether now owned or hereafter acquired) or assets which shall have contributed a substantial part of Net Income for any of the three fiscal years then most recently ended, in any single transaction or series of related transactions, to any Person, except that:

                   (a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more other Subsidiaries;

                   (b) any Subsidiary may sell, lease or otherwise dispose of any of its assets to the Borrower or another Subsidiary; and

                   (c) the Borrower may sell or otherwise dispose of any fixed assets located at its Centerville location as of the date of this Agreement in an arms-length transaction.

              SECTION 6.06. Issuance of Stock by Subsidiaries. Permit any Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into such shares) to issue, sell or dispose of any shares of its stock of any class (other than directors, qualifying shares, if any) except to the Borrower or another Subsidiary.

              SECTION 6.07. Lease Obligations. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations for the payment of rent for any property under operating leases or agreements to lease (other than capital leases) having a term of one year or more which would cause the direct or contingent liabilities of the Borrower and its Subsidiaries, on a consolidated basis, to exceed $1,000,000.00 payable in any period of twelve consecutive calendar months.

              SECTION 6.08. Sale and Lease-Back. Enter into or permit any Subsidiary to enter into any arrangement, with any lender or investor or under which such lender or investor is a party, providing for the leasing by the Borrower or any Subsidiary of real or personal property, used by the Borrower or any Subsidiary in the operations of the Borrower or any Subsidiary, which has been or is sold or transferred by the Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such rental obligations of the Borrower or such Subsidiary.

              SECTION 6.09. Sale or Discount of Receivables. Sell or permit any Subsidiary to sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, other than payment discounts and discounts with respect to past due accounts, each made in the ordinary course of business.

              SECTION 6.10. Compliance with ERISA. Take, or fail to take nor permit any ERISA Affiliate to take, or fail to take, any action with respect to a Plan including, but no limited to, (i) establishing any Plan, (ii) amending any Plan, terminating or withdrawing from any Plan, or (iv) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA, where such action or failure could have a material adverse effect on the Borrower or any Subsidiary, result in a lien on the property of the Borrower or any Subsidiary, or require the Borrower or any Subsidiary to provide any security.

             SECTION 6.11. Transactions With Affiliates. Enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries (other than a Subsidiary) other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtained by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate.


                                  ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

          SECTION 7.01. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

          (a) The Borrower fails to pay when due any payment of principal or interest due on any of the Notes or any other sum payable hereunder within two
(2) Business Days following notice from the Bank that any such amount is due and payable; or

          (b) Any representation or warranty contained herein or deemed to have been made hereunder or made by or furnished on behalf of the Borrower in connection herewith shall be false or misleading in any material respect as of the date made or deemed to have been made; or

          (c) The Borrower fails to perform or observe any covenant, term or condition contained in Article V or Article VI of this Agreement; or

          (d) The Borrower fails to perform or observe any other covenant or agreement of this Agreement not specifically referred to elsewhere in this
Section 7.01 or any covenant or agreement contained in any other Loan Document and such failure shall continue for more than 30 calendar days; or

          (e) The Borrower or any Subsidiary (i) defaults in any payment of principal or interest on any other obligation for money borrowed (or any obligation under a capital lease, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial


                                      34

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

payment for property whether or not secured by a purchase money mortgage, or any obligation under notes payable or drafts accepted representing extensions of credit) which evidences, either singly or in the aggregate with all other defaulted obligations, obligations in excess of $250,0000 beyond any period of grace provided with respect thereto, or (ii) fails to perform or observe any other agreement, term or condition contained in any agreement under which any obligation described in clause (i) is created (or if any other event shall occur and be continuing thereunder) and the effect of such failure or other.event is to cause or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to any stated maturity; or

          (f) The Borrower or any Subsidiary fails to pay its debts generally as they become due or shall admit in writing its inability to pay its debts generally; or

          (g) The Borrower or any Subsidiary shall make or take any action to make an assignment for the benefit of creditors, petition or take any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence or take any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect including, without limitation, the Bankruptcy Code; or, if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered which remains unstayed and in effect for more than 60 days; or the Borrower or any Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer to exist any such custodianship, receivership or trusteeship; or any corporate action is taken by the Borrower or any Subsidiary for the purpose of effecting any of the foregoing; or

          (h) The Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid while the Borrower or such Subsidiary is insolvent; or shall have suffered or permitted, while insolvent, any creditor to obtain a

Lien upon any of its property through legal proceedings or distraint; or

          (i) Any order, judgment or decree is entered in any proceedings against the Borrower or the Guarantor decreeing the dissolution of the Borrower or the Guarantor and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (j) Any order, judgment or decree is entered in any proceedings against the Borrower or any Subsidiary decreeing a split-up of the Borrower or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Borrower and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets or stock of a Subsidiary which shall have contributed a substantial part of Net Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

          (k) A judgment or order for the payment of money in an amount in excess of $1,000,000 or otherwise materially adverse to the business, financial condition, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole is rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (l) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act) makes an acquisition resulting in beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of more than thirty percent (30%) of the combined voting power of the then outstanding voting securities of the Borrower entitled to vote generally in the election of directors; or

          (m) The Guarantor ceases to be a wholly-owned Subsidiary of the Borrower or the Guarantor breaches any provision of the Guaranty or the Guaranty is repudiated or otherwise declared or asserted to be wholly or partially ineffective or unenforceable.

          SECTION 7.02. Remedies on Default.

          (a) Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default described in Section 7.01(g)), the Bank may, at its option, (i) terminate all obligations of the Bank to the Borrower, including, without limitation, all obligations to make Advances under this Agreement, (ii) declare the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived.

          (b) Upon the occurrence of an Event of Default under Section 7.01(g), (i) all obligations of the Bank to the Borrower, including, without limitation, all obligations to make Advances under this Agreement, shall terminate automatically and (ii) the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys, fees if collected by or through an attorney at law or in bankruptcy, receivership or other judicial proceedings) shall be immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived.

          (c) Upon the occurrence of an-Event of Default and acceleration of the Notes as provided in (a) or (b) above, the Bank may pursue any remedy available under this Agreement, under the Notes, or under any other Loan Document, or available at law or in equity, all of which shall be cumulative. The order and manner in which the rights and remedies of the Bank under the Loan Documents and otherwise may be exercised shall be determined by the Bank.

          (d) All payments with respect to this Agreement received by the Bank after the occurrence of an Event of Default and acceleration of the Notes, shall be applied first, to the costs and expenses incurred by the Bank as a result of the Default, second, to the payment of accrued and unpaid fees of the Bank, third, to the payment of accrued and unpaid interest on the Notes, to and including the date of such application, fourth, to the payment of the unpaid principal of the Notes, and fifth, to the payment of all other amounts then owing to the Bank under the Loan Documents. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Bank hereunder or under applicable law.

                                  ARTICLE VIII

                            (INTENTIONALLY OMITTED)



                                   ARTICLE IX

                                 MISCELLANEOUS


               SECTION 9.01. No Waiver. No delay or failure on the part of the Bank or any holder of any of the Notes in the exercise of any right, power or privilege granted under this Agreement, under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against the Bank unless made in writing and signed by the Bank, and then only to the extent expressly specified therein.

              SECTION 9.02. Notices. Unless otherwise provided herein, all notices, requests and other communications provided for hereunder shall be in writing (including bank wire, telex, telecopy or similar teletransmission or writing) and shall be given at the following addresses:

(1) If to the Bank:           Third National Bank of East Tennessee
                              700 Hill Avenue
                              Knoxville, Tennessee  37997

                              Attention: T. Matthew Head

                              Telephone:    (615) 544-2553
                              Telecopy:     (615) 544-2125


(2) If to Borrower:           Plasti-Line, Inc.
                              623 East Emory Road Knoxville,
                              Tennessee 37950-9043

                              Attn:  Mr. Mark J. Deuschle
                              Telephone:    (615) 947-8553
                              Telecopy:     (615) 947-8431

Any such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified above and the appropriate confirmation is received, (ii) if given by mail, upon the earlier of receipt or the third Business Day after such communication is deposited in the United States mails, registered or certified, with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means (including, without limitation, by air courier), when delivered at the address specified herein. The Borrower or the Bank may change its address for notice purposes by notice to the other parties in the manner provided herein.

             SECTION 9.03. Governing Law. This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Tennessee.

             SECTION 9.04. Survival of Representations and Warranties. All representations and warranties contained herein or made by or furnished on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents.

             SECTION 9.05. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

             SECTION 9.06. Severability . If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

             SECTION 9.07. Time is of the Essence. Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

             SECTION 9.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

             SECTION 9.09. Payment of Costs. The Borrower shall pay all costs, expenses, taxes and fees (i) incurred by the Bank in connection with the preparation, execution and delivery of this Agreement and all other Loan Documents including, without limitation, the costs and professional fees of counsel for the Bank, Long, Ragsdale & Waters, P.C., whether or not the transaction contemplated hereby shall be consummated, and any and all stamp, intangible or other taxes that may be payable or determined in the future to be payable in connection therewith;
(ii) incurred by the Bank in connection with administration of the Borrowings and the Loan Documents in accordance with the provisions thereof and the preparation, execution and delivery of any waiver, amendment or consent by the Bank relating to the Loan Documents, including, without limitation, the costs and professional fees of counsel for the Bank; and (iii) incurred by the Bank in enforcing the Loan Documents, including, without limitation, reasonable attorneys, fees of counsel for the Bank after the occurrence of a Default or an Event of Default.

             SECTION 9.10. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Borrower and the Bank, and their respective successors and assigns; provided, however, the Borrower shall have no right to assign its rights or obligations hereunder to. any Person. Notwithstanding anything in this Agreement to the contrary, the Bank shall have the right, but shall not be obligated, to sell participations in the loans made pursuant hereto to affiliates of the Bank, other banks, financial institutions and investors; Provided, however, that any transferee shall have no rights hereunder.

             SECTION 9.11. Cumulative Remedies; No Waiver. The rights, powers, and remedies of the Bank provided herein or in any other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity.

             SECTION 9.12. Amendments: Consents. No amendment, modification, supplement, termination, or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Subsidiary therefrom, may in any event be effective unless in writing signed by the Bank and then only in the specific instance and for the specific purpose given.

             SECTION 9.13. Set-Off. Upon the occurrence and during the continuation of an Event of Default, the Borrower authorizes the Bank, without notice or demand, to apply any indebtedness due or to become due to the Borrower from the Bank in satisfaction of any of the indebtedness, liabilities or obligations of the Borrower under this Agreement or under any other Loan Document, including, without limitation, the right to set-off against any deposits or other cash collateral of the Borrower held by the Bank. The Bank agrees to give the Borrower prompt notice of any set-off hereunder but shall have no liability to the Borrower for failure to give such notice.

         SECTION 9.14. Indemnity. The Borrower agrees to protect, indemnify and save harmless the Bank, and all directors, officers, employees and agents of the Bank, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Agreement and arising from or related or incident to this Agreement or any other Loan Document, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys' fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action, provided such claims, costs and liabilities are not proximately caused by Bank's gross negligence or willful misconduct or breach of this Agreement. The indemnity contained in this section shall survive the termination of this Agreement.

             SECTION 9.15. Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and the Borrower and the Bank agree that, should any provision of this Agreement or of the Notes, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to the Bank by the Borrower under this Agreement.

             SECTION 9.16. Jurisdiction and Venue. The Borrower agrees, without power of revocation, that any civil suit or action brought against it as a result of any of its obligations under this Agreement or under any other Loan Document may be brought against it in any court in the State of Tennessee, and the Borrower hereby irrevocably submits to the jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and the Borrower agrees that final judgment in any such civil suit or action shall be conclusive and binding upon it and shall be enforceable against it by suit upon such judgment in any court of competent jurisdiction.

             SECTION 9.17. Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agents prepared the same, it being agreed that the Borrower, the Bank and their respective agents have participated in the preparation hereof.

             SECTION 9.18. Entire Agreement. This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits and schedules attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral,-with respect thereto including, without limitation, any loan commitment from the Bank to the Borrower, are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by the Borrower was not based upon any facts or materials provided by the Agent or the Bank, nor was the Borrower induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by the Bank.

             WITNESS the hand and seal of the parties hereto through their duly authorized officers, as of the date first above written.

                                          PLASTI-LINE, INC.

                                          By: /s/ Mark Deuschle
                                             ------------------------------
                                             Title: Secretary
                                                   ------------------------





                                          THIRD NATIONAL BANK
                                            OF EAST TENNESSEE

                                          By: /s/ Matthew Head
                                             -------------------------------
                                             Title: Assistant Vice President
                                                   -------------------------


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